UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2007

Arena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

000-31161

23-2908305

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

6166 Nancy Ridge Drive, San Diego, California 92121

(Address of principal executive offices)   (Zip Code)

858.453.7200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc. and its wholly owned subsidiaries, unless the context otherwise provides.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2007, our Board of Directors increased its size from 8 to 10 directors, and appointed Phillip M. Schneider and Randall E. Woods as directors, Mr. Schneider as a member of its Audit Committee and Mr. Woods as a member of its Corporate Governance and Nominating Committee. In addition, following the filing of our Form 10-K for the annual period ended December 31, 2007, we expect that Mr. Schneider will become the Chairman of the Audit Committee and Mr. Woods will become a member of such committee.

Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation. During his 15-year tenure at IDEC, he served as Senior Vice President and Chief Financial Officer. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider is a member of the board of directors of Gen-Probe, Inc. and TargeGen, Inc. Mr. Schneider holds an M.B.A. from the University of Southern California and a B.S. in Biochemistry from the University of California, Davis.

Mr. Woods is the President and Chief Executive Officer and a member of the board of directors of Sequel Pharmaceuticals. Mr. Woods was also President and Chief Executive Officer of NovaCardia prior to its acquisition by Merck & Co. Previously, Mr. Woods served approximately eight years as the Chief Executive Officer of Corvas International, Inc. He was also President of Boehringer Mannheim’s US pharmaceutical operations and spent approximately 20 years at Eli Lilly & Company in sales and marketing positions. Mr. Woods currently serves as the chairman for the advisory board of the University of California, San Diego’s Sulpizio Family Cardiovascular Center and is the incoming chair of the board of directors of BIOCOM, a Southern California life science industry association. Mr. Woods holds an M.B.A. from Western Michigan University and a B.S. in Biology and Chemistry from Ball State University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2007	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Senior Vice President, General Counsel and
Secretary